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Dated: April 27, 2000

CONFIDENTIALITY AGREEMENT

    1.  In connection with our mutual consideration of a possible transaction (the "Transaction") between Yahoo! Inc. ("Yahoo") and LAUNCH Media, Inc. ("LAUNCH"), Yahoo may have delivered or may in the future deliver to LAUNCH or its Representatives (as defined below), and LAUNCH may have delivered or may in the future deliver to Yahoo or its Representatives, certain oral and written Information (as defined below) concerning LAUNCH, Yahoo and the Transaction.

    2.  As used herein, "Information" means (i) all data, reports, analyses, compilations, studies, interpretations, forecasts, records and other materials (in whatever form maintained, whether documentary, computer storage or otherwise) that contain or otherwise reflect information concerning LAUNCH, Yahoo, any of their subsidiaries or affiliates or the Transaction, or any portion thereof, that one Party (as defined below) or its Representatives (as defined below) may provide to the other Party or its Representatives is the course of the evaluation of the Transaction ("Provided Information"), together with all data, reports, analyses, compilations, studies, interpretations, forecasts, records or other materials (to whatever form maintained, whether documentary, computer storage or otherwise) prepared by the Party receiving Provided Information or its Representatives that contain or otherwise reflect or are based upon, in whole or in part, any Provided Information ("Derived Information"), and (ii) the fact that discussions or negotiations are taking place between LAUNCH and Yahoo concerning the Transaction and all information related thereto with respect to the Transaction, including the status thereof. All used herein, "Representatives" means, collectively, the controlled affiliates of LAUNCH or Yahoo, as the case may be, and the respective directors, shareholders, employees, financial advisors, lenders, accountants, attorneys, agents, equity investors or controlling persons of LAUNCH or Yahoo, as the case may be, or their controlled affiliates. As sued herein, the term "person" shall be broadly interpreted to include, without limitations, any corporation, partnership, trust or individual; the term "Receiving Party" shall mean the person receiving Provided Information; and the term "Providing Party" shall mean the person providing Provided Information. LAUNCH and Yahoo are sometimes referred to herein individual as a "Party" and collectively as the "Parties."

    3.  LAUNCH and Yahoo agree that, in consideration of being furnished with the Information, all information shall be kept confidential and shall not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or its Representatives in any manner whatsoever, in whole or in part, other than to the Receiving Party's Representatives, and shall not be used, directly or indirectly, for any purpose other than in connection with evaluating the Transaction and not in any way materially detrimental to the other Party. Moreover, LAUNCH and Yahoo agree to reveal Information only to their Representatives if and to the extent that such Representatives, in the reasonable judgment of the Receiving Party, need to know any information for the purpose of evaluating the Transaction and are informed of the confidential nature of the Information and shall be bound by the terms and conditions of this Agreement. LAUNCH and Yahoo shall each be responsible for any breach of this Agreement by their respective Representatives (including Representatives who, subsequent to the first date of disclosure of Information hereunder, became former Representatives). Moreover, LAUNCH and Yahoo shall take all reasonably necessary measures to restrain their respective Representatives (or former Representatives) from unauthorized disclosure or use of the Information.

    4.  LAUNCH and Yahoo agree that from the date hereof up to and including the date of acceptance by either Party of any written offer from the other Party relating to the Transaction, they and their Representatives shall not, without the other Party's written consent, identify the other Party by name or by identifiable description to any other person in connection with the Transaction. Neither Yahoo nor LAUNCH shall take any action, without the written consent of the other, that could be reasonably foreseen to result in a disclosure of any Information in any filing or other required disclosure.

    5.  If a Transaction is not consummated or if either LAUNCH or Yahoo so requests, the other Party promptly will return to the requesting Party all copies of the Information in its possession and in the possession of its Representatives, and will destroy all copies of any Derived Information, provided, however, that this Agreement will continue to apply to the return or destruction of any Information, or documents or material containing or reflecting any Information and the Parties will continue to be bound by their obligations of confidentiality and other obligations hereunder.

    6.  This Agreement shall not apply to such of the information as (a) is or becomes generally available to the public other than as a result of any disclosure or other action or inaction by the Receiving Party or anyone to whom the Receiving Party or any of its Representatives transmit or have transmitted any Information, (b) is or becomes known or available to the Receiving Party on all nonconfidential basis from a source (other than the other Party or any of its subsidiaries or affiliates or any of their respective Representatives or pursuant hereto) that, to the best of the Receiving Party's knowledge, is not prohibited from disclosing such Information to the Receiving Party by a contractual, legal or fiduciary obligation owed to the Providing Party or its Representatives, or (c) was independently developed by the Receiving Party without reference to the Provided Information, provided such independent development can reasonably be proven by the Receiving Party's written records.

    7.  LAUNCH and Yahoo (i) acknowledge that neither of them or any of their subsidiaries or affiliates or any of their respective Representatives make any representation or warranty (express or implied) as to the accuracy or completeness of any Information, and (ii) agree to assume full responsibility for all conclusions they derive from the Information. LAUNCH and Yahoo shall be entitled to, and shall, rely solely on representations and warranties made in any final agreement, if any, relating to the Transaction. Nothing contained in this Agreement nor the conveying of Information hereunder shall be construed as granting or conferring any rights by license or otherwise in any intellectual property.

    8.  In the event that LAUNCH and Yahoo or any person to whom they or their Representatives transmit or have transmitted Information become legally compelled (by oral quotations, interrogatories, requests for Information or documents, subpoenas, civil investigative demands or otherwise) to disclose any such Information, the Party under the legal compulsion (the "Compelled Party") shall provide the other Party will prompt written notice so that the other Party may seek a protective order or other appropriate remedy, or both, or waive compliance with the provisions of this Agreement. In the event that the other Party is unable to obtain a protective order or other appropriate remedy, or if it so directs the Compelled Party, the Compelled Party shall furnish only that portion of the Information that the Compelled Party is advised by written opinion of its counsel is legally required to be furnished by it and shall exercise its reasonable best efforts to obtain reliable assurance that confidential treatment shall be accorded such Information.

    9.  The Parties hereby acknowledge that they are aware and that their Representatives have been advised that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company.

    10. The Parties also understand and agree that no contract or agreement providing for a Transaction with the other Party shall be deem exist between the Parties unless and until definitive Transaction agreement has been executive and delivered, and the Parties hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with a possible Transaction with the other Party unless and until the Parties shall have entered into a definitive Transaction agreement. The Parties also agree that unless and until a Transaction agreement between the Parties has been executed and delivered, the Parties have no legal obligation of any kind whatsoever that respect to any such Transaction by virtue of this agreement or any other written or oral expression with respect to such Transaction except, in the case of this Agreement, for the matters specifically agreed to herein. The Parties further understands that (i) the Parties shall be free to conduct the process for a possible Transaction as each in its sole discretion shall determine (including without limitation, negotiating with any other prospective parties and entering into a definitive Transaction agreement with any other party without prior notices to the other Party or any other person), (ii) any procedures relating to such possible Transaction may be changed at any time without notice to the other Party or any other Person, (iii) Use Parties reserve the right, in their sole and absolute discretion, to reject any and all proposals and to terminate discussions and negotiations with the other Party at anytime, and (iv) neither Party shall have any claims whatsoever against the other Party or any of its directors, officers, shareholders, owners, affiliates or agents arising out of or relating to a possible Transaction with the other Party (other than those as against the parties to a definitive Transaction Agreement in accordance with the terms thereof).

    11. This Agreement shall inure to the benefit of and be binding upon LAUNCH and Yahoo and their respective successors and permitted assigns.

    12. The Parties agree that LAUNCH and Yahoo would be irreparably injured by a breach of this Agreement by the other Party or its Representatives and that the other Party shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by either Party or their Representatives, but shall be in addition to all other remedies available at law or in equity.

    13. The Parties also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of California for any actions, suits or proceedings arising out of or relating to this Agreement and the Transactions contemplated hereby (and the Parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the other Parties address set forth below shall be effective service of process for any action, suit or proceeding brought in any such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the Transaction contemplated hereby, in the courts of the State of California or the United States of America located in the State of California, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

    14. All notices required to be provided pursuant to this Agreement shall be addressed and shall be sent either by overnight delivery by a courier of national reputation (e.g. Federal Express) or by confirmed facsimile with the original sent either by overnight delivery or by U.S. mail and a copy sent by e-mail to:

    In the case of Yahoo:

    Yahoo! Inc.
    3420 Central Expressway
    Santa Clara, California 95051
    Attention: Senior Vice President Corporate Development
    e-mail:     ellen@yahoo-inc.com
    Fax: (408) 328-7939

    with a copy to:

    Yahoo! Inc.
    3420 Central Expressway
    Santa Clara, California 95051
    Attention: General Counsel
    e-mail:     jplace@yahoo-inc.com
    Fax: (408) 328-3400

    In the case of LAUNCH:

    Launch Media Inc.
    2700 Pennsylvania Avenue
    Santa Monica, California 90404
    Attention: President
    e-mail:     bobr@launch.com
    Fax: (310) 526-4401

    With a copy to:

    Gray Cary Ware & Froldenrich LLP.
    400 Hamilton Avenue
    Palo Alto, California 94301-1825
    Attention: Jim Koshland
    e-mail:     jkoshland@graycary.com
    Fax: (650) 323-6689

    15. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise of nay right, power or privilege hereunder.

    16. Any assignment of this Agreement by LAUNCH or Yahoo without the prior written consent of the other Party shall be void.

    17. This Agreement shall terminate three years from the date hereof; provided, however, that the obligations of confidentiality with respect to any information provided during the term of this agreement shall continue until such Information is not longer subject to such obligations pursuant to Section 6.

    18. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without reference to provisions concerning conflicts of laws.

    19. This Agreement contains the entire agreement between the Parties concerning the confidentiality of the Information and related matters and shall be deemed to supersede all prior agreements between the Parties relating thereto, and no modifications of this Agreement or waiver of the terms and conditions hereof shall be binding upon the Parties unless approved in writing by each of LAUNCH and Yahoo.

    This Agreement is effective as of the date set forth above.

Sincerely,
Yahoo! Inc.
By:	/s/ DAVID MANDELBROT
	Name:	David Mandelbrot
	Title:	Director of Business Development, Media
Agreed to as of the date set forth above:
LAUNCH Media, Inc.
By:	/s/ ROBERT ROBACK
	Name:	Robert Roback
	Title:	President

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CONFIDENTIALITY AGREEMENT